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                                   EXHIBIT 5.1


                                  July 14, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        RE:  MULTICOM PUBLISHING, INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      As legal counsel for Multicom Publishing, Inc., a Washington corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 1,275,091 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), of which 128,597 shares (the "Issued Shares") were issued by the Company pursuant to purchase agreements dated as of February 7, 1997 and March 31, 1997, between the Company and the purchasers of the Issued Shares, 320,000 shares (the "Warrant Shares") are issuable upon the exercise of warrants (the "Warrants") for the purchase of such shares and 800,000 shares (the "Conversion Shares") are issuable or potentially issuable upon conversion in accordance with the terms of the Company's Amended and Restated Articles of Incorporation, as amended by the Articles of Amendment thereof (the "Articles of Incorporation"), of 400 shares of the Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock") issued pursuant to the purchase agreements between the Company and the purchasers of the preferred stock dated March 31, 1997.

      We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

      Based on such examination, we are of the opinion that the 1,275,091 shares of Common Stock of the Company being registered pursuant to the Registration Statement and to be sold by the selling shareholders are duly authorized shares of Common Stock and, with respect to the Issued Shares, are validly issued, fully paid, and nonassessable and with respect to the Warrant Shares and Conversion Shares, if and when issued upon exercise of the Warrants, payment of the purchase price for the Warrant Shares and cancellation of the Warrants and conversion of the Conversion Shares in accordance with the Articles of Incorporation and cancellation of the Preferred Stock, respectively, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

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      This opinion is to be used only in connection with the issuance of the
Common Stock while the Registration Statement is in effect.

Respectfully submitted,




GRAY CARY WARE & FREIDENRICH
A Professional Corporation